Exhibit 99.1

SpectraScience Appoints Sheldon L. Miller Esq. to Its Board of Directors

SAN DIEGO, CA--(Marketwire - May 26, 2010) - SpectraScience, Inc. (OTCBB: SCIE), a San Diego based medical device company, announced today that it has appointed Sheldon L. Miller Esq. to its Board of Directors.

Jim Hitchin, SpectraScience's CEO, said, "We are extremely pleased that Mr. Miller has accepted a position on our Board of Directors representing our Shareholders. He has defended the rights of Michigan residents as a top litigator and expert counsel for more than 40 years."

With the Association of Trial Lawyers of America (ATLA), Mr. Miller served as a vice-president, parliamentarian and secretary, and he was also president of the Detroit chapter of the ATLA. He also received the prestigious Champion of Justice award from the ATLA in 1998, and served on the Board of Governors of the ATLA from 1977 to 2009. Mr. Miller served as president of the Michigan Trial Lawyers Association (MTLA) and also received the Champion of Justice award from the MTLA. In 1979, Mr. Miller served as president of the newly founded Mediation Tribunal Association, a non-profit corporation, formed to oversee the mediation process in Wayne County (Detroit). He served as president until 1992.

Mr. Miller is a frequent lecturer and author on trial strategies and also taught trial practice as an adjunct professor of law, founding Trial Lawyers for Public Justice, and authoring several well-received legal articles.

Mr. Miller was profiled in the books "The Million Dollar Lawyers" and Detroit's "Powers and Personalities," and he was also rated by the "New York Law Journal" as "one of the top tort litigators in the United States." Mr. Miller graduated from Wayne State University Law School in Detroit, Michigan in 1961.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that may cause SpectraScience's actual results to differ materially from results discussed in forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, its most recent Form 10-K and in SpectraScience's other reports filed with the Securities and Exchange Commission ("SEC") that attempt to advise interested parties of the risks and factors that may affect SpectraScience's business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-K and other documents.

About SpectraScience, Inc.

SpectraScience is a San Diego based medical device company that designs, develops, manufactures and markets spectrophotometry systems capable of determining whether tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body. The WavSTAT Optical Biopsy System uses light to optically scan tissue and provide the physician with an immediate analysis. With FDA approval for sale in the U.S. and the CE Mark for the European Union, the WavSTAT System is the first commercially available product that incorporates this innovative technology for clinical use. The Company's LUMA imaging technology has received FDA approval for an optical non-invasive system that is proven to more effectively detect cervical cancer precursors than conventional methods available in the market today.

Contact:

SpectraScience, Inc.
Jim Hitchin
Chief Executive Officer
(858) 847-0200 x201

Hayden Communications
Investor Relations
Todd Pitcher
(858)-518-1387